CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Independent Bank Corp.:
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-60293, 333-04259, 333-27169, 333-31107, 333-82998, and 333-126986) of the Independent Bank Corp. and subsidiaries of our report, dated June 26, 2006, with respect to the statements of net assets available for benefits of Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan as of December 31, 2005 and 2004, the related statement of changes in net assets available for benefits for the year ended December 31, 2005 and the supplemental schedule of assets (held at end of year) as of December 31, 2005 which report appears in the December 31, 2005 Annual Report on Form 11-K of Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan.

/s/ KPMG LLP
Boston Massachusetts
June 27, 2006